JPMORGAN TRUST IV

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made this 11th day of November, 2015, between JPMorgan Trust IV, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Adviser”). This Agreement shall be effective as of             .

WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the series of the Trust set forth in Schedule A (each, a “Fund”) as agreed to from time to time between the Trust and the Adviser, and the Adviser is willing to render such services;

NOW, THEREFORE, W I T N E S S E T H: that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Subject to the general supervision of the Trustees of the Trust, the Adviser shall manage the investment operations of each Fund and the composition of the Fund’s holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund’s investment objectives and policies as stated in the Trust’s registration statement on Form N-1A, as such may be amended from time to time (the “Registration Statement”), with respect to the Fund, under the Investment Company Act of 1940, as amended (the “1940 Act”), and subject to the following understandings:

(a) the Adviser shall furnish a continuous investment program for each Fund and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(b) the Adviser shall use the same skill and care in the management of each Fund’s investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

(c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Declaration of Trust (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Declaration of Trust”), the Trust’s By-Laws (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”) and the Registration Statement and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d) the Adviser shall determine the securities to be purchased, sold or lent by each Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Adviser intends to seek best price and execution for purchases and sales; the Adviser shall also determine whether the Fund shall enter into repurchase or reverse repurchase agreements;

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of one of the Funds as well as other customers of the Adviser, including any other of the Funds, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund;

(e) the Adviser shall maintain books and records with respect to each Fund’s securities transactions and shall render to the Trust’s Trustees such periodic and special reports as the Trustees may reasonably request;

(f) it is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to a particular Fund or Funds (each a “Subadviser”), and that any such Subadviser shall have all of the rights and powers of the Adviser set forth in this Agreement as with respect to such Fund; provided, that a Fund shall not pay any additional compensation for the services provided by any Subadviser and the Adviser shall be as fully responsible to the Trust for the acts and omissions of the Subadviser as it is for its own acts and omissions unless otherwise agreed by the parties; and provided further, that the retention of any Subadviser shall be approved in advance by (i) the Board of Trustees of the Trust and (ii) the shareholders of the relevant Fund if required under any applicable provisions of the 1940 Act. The Adviser will review, monitor and report to the Trust’s Board of Trustees regarding the performance and investment procedures of any Subadviser. In the event that the services of any Subadviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a Subadviser and without further shareholder approval to the extent consistent with the 1940 Act. A Subadviser may be an affiliate of the Adviser; and

(g) the investment management services of the Adviser to any of the Funds under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

3. The Trust has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

a) The Declaration of Trust;

b) The By-Laws;

c) Resolutions of the Trustees of the Trust authorizing the appointment of the Adviser and approving the form of this Agreement; and

d) The Trust’s Notification of Registration on Form N-8A and Registration Statement as filed with the Securities and Exchange Commission (the “Commission”).

4. The Adviser shall keep each Fund’s books and records required to be maintained by it pursuant to paragraph 2(e). The Adviser agrees that all records which it maintains for any Fund are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser with respect to any Fund by Rule 31a-1 of the Commission under the 1940 Act.

5. The Adviser and/or its affiliates (“JPMorgan Chase”) perform investment services, including rendering investment advice, to varied clients. The Adviser, JPMorgan Chase and its or their directors,

officers, agents, and/or employees may render similar or differing investment advisory services to clients and may give advice or exercise investment responsibility and take such other action with respect to any of its other clients that differs from the advice given or the timing or nature of action taken with respect to another client or group of clients, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and such activities are not otherwise prohibited by applicable law. It is the Adviser’s policy, to the extent practicable, to allocate, within its reasonable discretion, investment opportunities among clients over a period of time on a fair and equitable basis. One or more of the Adviser’s other client accounts may at any time hold, acquire, increase, decrease, dispose, or otherwise deal with positions in investments in which another client account may have an interest from time-to-time.

The Adviser, JPMorgan Chase, and any of its or their directors, partners, officers, agents or employees, may also buy, sell, or trade securities for their own accounts or the proprietary accounts of the Adviser and/or JPMorgan Chase. The Adviser and/or JPMorgan Chase, within their discretion, may make different investment decisions and other actions with respect to their own proprietary accounts than those made for client accounts, including the timing or nature of such investment decisions or actions. Further, the Adviser is not required to purchase or sell for any client account securities that it, JPMorgan Chase, and any of its or their employees, principals, or agents may purchase or sell for their own accounts or the proprietary accounts of the Adviser, or JPMorgan Chase or its clients.

6. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for a Fund (including taxes and brokerage commissions, if any).

7. For the services provided and the expenses borne pursuant to this Agreement, each Fund will pay to the Adviser as full compensation therefor a fee at an annual rate set forth on Schedule A attached hereto. Such fee will be computed daily and payable as agreed by the Trust and the Adviser, but no more frequently than monthly.

8. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. This Agreement will become effective as to an initial Fund as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect until October 31, 2017. Thereafter, if not terminated, this Agreement shall continue in effect as to an initial Fund for successive periods of twelve months each ending on October 31 of each year, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. With respect to each new Fund added to the Agreement on or after November 11, 2015, each such Fund shall have an initial term of up to two years ending on the date indicated on Schedule A and thereafter, if not terminated, shall continue in effect for successive periods each ending on October 31 of each year, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. With respect to all Funds, however, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Trust or by vote of a majority of the outstanding voting securities of that Fund on 60 days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Trust. The termination of this Agreement with respect to one Fund shall not result in the termination of this Agreement with respect to any other Fund. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

10. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Funds.

11. This Agreement may be amended, with respect to any Fund, by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

12. Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 270 Park Avenue, New York, New York 10017, Attention: J.P. Morgan Investment Management Inc., or at such other address or to such other individual as shall be specified by the Adviser to the Trust. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the JPMorgan Trust IV, 270 Park Avenue, New York, New York 10017, Attention: President, with a copy to the Secretary at the same address, or at such other address or to such other individual as shall be specified by the Trust to the Adviser.

13. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Adviser agrees that neither the Trustees nor any officer or employee of the Trust nor any Fund’s investors nor any representative or agent of the Trust or of the Fund(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Fund(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

14. There are no third party beneficiaries to this Agreement.

15. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first listed above.

JPMORGAN TRUST IV

By:	/s/ Laura M. Del Prato
Name:	Laura M. Del Prato
Title:	Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

Schedule A

to

Investment Advisory Agreement

of

JPMorgan Trust IV

Advisory Fee Rates

Name	Fee Rate
JPMorgan Flexible Credit Long/Short Fund (effective for the Fund upon the effectiveness of the Fund’s registration statement)*	0.50%
JPMorgan Ultra-Short Municipal Fund (effective for the Fund upon the effectiveness of the Fund’s registration statement)*	0.15%

*	Initial term continues until October 31, 2017.